Exhibit (h)(1)

RBC FUNDS TRUST

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

This Agreement, entered into on September 1, 2011 between RBC Funds Trust, a Delaware statutory trust (“Trust”), on behalf of its series that is listed on the attached Schedule A (each of the Series referred to herein as a “Fund” and collectively the “Funds”), and RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (the “Administrator”) amends and restates in its entirety the Administrative Services Agreement between the Trust and the Administrator relating to the Funds, as amended and restated from time to time.

RECITALS

WHEREAS, the Trust is registered as an open end diversified management investment company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Trust has established the Fund;

WHEREAS, the Trust, on behalf of the Fund, and the Administrator have entered into an agreement to provide for administrative services for the Fund on the terms and conditions set forth in this Agreement;

WHEREAS, the Fund has separately retained BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) to serve as an administrator and accounting agent to the Fund through its Administration and Accounting Services Agreement dated October 5, 2007;

WHEREAS, BNY Mellon is not a party to this Agreement;

WHEREAS, RBC Global Asset Management (U.S.) Inc. and BNY Mellon, while maintaining no contractual relationship to one another, and having been separately engaged by the Fund, may be referred to by the Fund in the fund prospectus or elsewhere as “Co-Administrators” (with either RBC Global Asset Management (U.S.) Inc. or BNY Mellon being referred to as a “Co-Administrator”); and;

WHEREAS, the Trust and the Administrator wish to amend and restate the Administrative Services Agreement of the Fund in order to reflect certain name changes to the Funds in this Amended and Restated Administrative Services Agreement (the “Agreement”).

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

I.	APPOINTMENT AND OBLIGATIONS OF THE ADMINISTRATOR

The Administrator is appointed to provide the administrative services described in this Agreement; PROVIDED, HOWEVER, that the Administrator shall not be required to provide any services under this Agreement that would cause the Administrator to be an investment adviser, broker, dealer or transfer agent under any federal or state law or the rules of any self-regulatory organization.

II.	DUTIES OF THE ADMINISTRATOR

The Administrator shall provide the following services, except to the extent that the Trust has engaged one or more other service providers to provide such services on behalf of the Fund:

A.                  Provide office space, equipment and facilities (which may belong to the Administrator or its affiliates) for maintaining the Trust’s and Fund’s organization, for meetings of the Trust’s Board of Trustees (“Board”) and Fund shareholders, and for performing administrative services under this Agreement;

B.                  Supervise and manage all aspects of the Trust’s and the Fund’s operations, and supervise relations with, and monitor the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other service providers;

C.                  Provide internal clerical, accounting and compliance services, and stationery and office supplies;

D.                  Prepare, amend, and update (with the advice of the Trust’s counsel) the Trust’s Registration Statement on form N-1A with respect to the Fund and prepare any necessary proxy statements and all annual and semi annual reports to Fund shareholders;

E.                   Arrange for the printing and mailing (at the expense of the Trust or affected Funds) of proxy statements and other reports or materials provided to Fund shareholders;

F.                   Prepare for execution and file the Fund’s federal and state tax returns and required tax filings other than those required to be made by the Fund’s custodian and transfer agent or other service providers;

G.                  Maintain the existence of the Trust and of the Fund, and during such times as the Fund’s shares are publicly offered, maintain or arrange for the maintenance of the registration and qualification of the shares under federal and state law; and;

H.                  Provide the Board on a regular basis with reports and analyses of the Fund’s operations.

I.                    To the extent the Trust has engaged one or more other service providers to provide services, the Administrator will assist in determining the division of services.

III.	REPRESENTATIONS AND WARRANTIES

A.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator hereby represents and warrants to the Trust that the Administrator is duly incorporated and is in good standing under the laws of the State of Minnesota and is fully authorized to enter into this Agreement and carry out its terms.

B.	REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust hereby represents and warrants to the Administrator that the Trust and the Fund has been duly organized and is in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and to carry out its terms.

IV.	CONTROL BY THE BOARD OF TRUSTEES

Any activities undertaken by the Administrator pursuant to this Agreement on behalf of the Fund shall at all times be subject to the control of the Board.

V.	COMPLIANCE WITH APPLICABLE REQUIREMENTS

In carrying out its obligations under this Agreement, the Administrator shall at all times comply with all applicable provisions of the 1940 Act; the provisions of the Trust’s Registration statement, the provisions of the Trust’s Declaration of Trust and Bylaws; and any other applicable provisions of state or federal law.

VI.	DELEGATION OF RESPONSIBLITIES

All services to be provided by the Administrator under this Agreement may be furnished by any directors, officers or employees of the Administrator or the Administrator may retain the services of any other entity, including affiliates, to provide certain administrative duties under he Administrator’s supervision.

VII.	COMPENSATION

The parties acknowledge that in its capacity as adviser to the Fund, the Administrator will receive compensation from the Fund and thus benefit from its relationship with the Fund. The Administrator shall not receive any additional compensation for services it performs hereunder with respect to the Fund.

VIII.	FREEDOM TO DEAL WITH THIRD PARTIES

The Administrator shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered under this Agreement.

IX.	EFFECTIVE DATE, DURATION, TERMINATION, AMENDMENT OF AGREEMENT

A.                  This Agreement shall become effective on the date first written above and shall continue for successive periods of one year with respect to the Fund, but only as long as such continuance is specifically approved at least annually (i) by the Board or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Administrator or of the Trust cast in person at a meeting called for the purpose of voting on such approval.

B.                  This Agreement may be terminated at any time, without the payment of any penalty, by the Board or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, or by the Administrator, upon 60 days’ written notice to the other party.

C.                  No amendment to this Agreement shall be effective until approved in the manner set forth in Section IX.A. above.

X.	STANDARD OF CARE; INDEMNIFICATION.

A.                  In the absence of willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement on the part of the Administrator, the Adminstrator shall not be subject to liability to the Trust or to the Fund or to any holder of Fund shares for any act or omission in the course of, or connected with, rendering services under this Agreement.

B.                  The Administrator agrees to indemnify the Trust and the Fund with respect to any loss, liability, judgment, cost or penalty which the Trust or the Fund may directly or indirectly suffer or incur as a result of a material breach by the Administrator of its standard of care set forth in Section X.A. above. The Trust agrees to indemnify the Administrator with respect to any loss, liability, judgment, cost or penalty which the Administrator may directly or indirectly suffer or incur arising in the course of, or connected with, rendering services under this Agreement, except to the extent that such loss, liability, judgment, cost or penalty was a result of a material breach by the Administrator of its standard of care set forth in Section X.A. above.

XI.	NOTICES

Any notice under this Agreement shall be in writing, addressed, delivered, or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

XII.	INTERPRETATION; GOVERNING LAW

This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act, and the rules and regulations promulgated under the 1940 Act. To the extent that the provisions of this Agreement conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of September 1, 2011.

RBC FUNDS TRUST

By:	/s/ Kathleen Hegna
Name:	Kathleen Hegna
Title:	CFO

RBC Global Asset Management (U.S.) Inc.

By:	/s/ Michael Lee
Name:	Michael Lee
Title:	President

Schedule A

Tax-Free Money Market Fund

U.S. Government Money Market Fund

Prime Money Market Fund

Access Capital Community Investment Fund

RBC U.S. Long Corporate Fund

RBC U.S. Investment Grade Corporate Fund

RBC U.S. High Yield Corporate Fund

RBC U.S. PRisM 1 Fund

RBC U.S. PRisM 2 Fund

RBC U.S. PRisM 3 Fund

RBC U.S. Inflation-Linked Fund

RBC U.S. Securitized Asset Fund

RBC BlueBay Emerging Market Select Bond Fund

RBC BlueBay Emerging Market Corporate Bond Fund

RBC BlueBay Global High Yield Bond Fund

RBC BlueBay Globe Convertible Bond Fund